PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(1)
(To Prospectus Dated July 27, 2007)	(Registration No. 333-144909)

6,000,000 Shares

EXCEL MARITIME CARRIERS LTD.

Class A Common Stock

$8.00 per share

We are selling 6,000,000 shares of our Class A common stock.

We have granted the underwriters an option to purchase up to 900,000 additional shares to cover over-allotments.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EXM.” The last reported sale price of our Class A common stock on the New York Stock Exchange on August 5, 2009 was $8.73 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$8.00	$48,000,000
Underwriting Discount	$0.40	$2,400,000
Proceeds to Excel Maritime Carriers Ltd. (before expenses)	$7.60	$45,600,000

The underwriters expect to deliver the shares to purchasers on or about August 11, 2009 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Deutsche Bank Securities	UBS Investment Bank

Co-Managers

Dahlman Rose & Company	DVB Capital Markets

August 6, 2009

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus forming part of the registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the Commission, on July 27, 2007. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of our Class A common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find More Information” before investing in shares of our Class A common stock.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars, or Dollars, and in conformity with U.S. generally accepted accounting principles, or U.S. GAAP. We have a fiscal year end of December 31.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of shares of our Class A common stock.

S-i

Excel Maritime Carriers Ltd. is a holding company incorporated under the laws of Liberia on November 2, 1988. In February 2005, the Company’s articles of incorporation were amended. We own and operate our vessels under our vessel-owning subsidiaries through Point Holdings Ltd., a wholly-owned subsidiary incorporated in Liberia, and Bird Acquisition Corp., or Bird, a wholly-owned subsidiary incorporated in the Marshall Islands. Bird is also a joint venture partner in seven Marshall Islands vessel-owning companies. We operate our vessels through our wholly-owned subsidiary Maryville Maritime Inc., or Maryville, which provides commercial and technical management services for our fleet. We maintain our principal executive offices at Par La Ville Place, 14 Par-La-Ville Road, Hamilton, HM JX, Bermuda. Our telephone number is (011)(30) (210) 620-9520. Our website is www.excelmaritime.com. The information on our website is not a part of this prospectus supplement or accompanying prospectus.

S-ii

FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, performance of their obligations by counterparties to our charters, our ability to obtain any necessary financing or to comply with covenants therein, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange, or NYSE. We caution readers of this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

S-iii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into the prospectus. Unless we specify otherwise, all references in this prospectus to “Company,” “we,” “us,” and “our” refer to Excel Maritime Carriers Ltd. and all of its subsidiaries.

Our Company

We are an international provider of dry bulk seaborne transportation services, with a focus on the transport of iron ore, coal and grain, collectively referred to as “major bulks,” and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as “minor bulks.”

We currently operate a fleet of 47 dry bulk vessels consisting of five Capesize, 14 Kamsarmax, 21 Panamax, five Handymax and two Supramax vessels, representing a total carrying capacity of approximately 3.9 million dwt. We acquired 30 of our vessels in the merger with Quintana Maritime Limited, or Quintana, and we own all of the 47 vessels we operate except for seven Panamax vessels that we operate under bareboat charters pursuant to sale and lease-back transactions entered into by Quintana in July 2007. Currently, the average age of our owned vessels is approximately 9.2 years.

On April 15, 2008, we completed the acquisition of Quintana, formerly a NASDAQ-listed international provider of dry bulk seaborne transportation services, which we refer to as the Merger. In addition, we have acquired Quintana’s interests in seven joint venture vessel-owning companies that were each formed in 2007 to purchase a newbuilding Capesize drybulk vessel. We own a 50% interest in six of these joint venture companies and a 42.8% interest in the other. Three of the new vessels are expected to be delivered to the joint ventures during 2010 and will have a total carrying capacity of approximately 0.5 million dwt. We expect to manage these vessels on behalf of the joint ventures and to receive management fees from the joint ventures. For the remaining four vessels, no refund guarantee has yet been received and the construction of these vessels has not commenced yet. Until such time as a refund guarantee is received, no installments will be paid for these vessels. As a result, these vessels may be delivered late or may never be delivered at all.

The commercial and technical management of our fleet is conducted by our wholly-owned subsidiary Maryville.

Our Fleet

The following is a list of the operating vessels in our fleet as of July 31, 2009, all of which are dry bulk carriers:

Vessel Name	DWT	Year Built	Charter Type	Average Expiration Dates	Charter Rates
Capesize
Sandra	180,274	2008	Time Charter	September 2010(1)	$32,000
Iron Miner	177,931	2007	Time Charter	February 2012	$42,105
Lowlands Beilun	170,162	1999	Time Charter	May 2010	$36,000
Iron Beauty	164,218	2001	Time Charter	May 2010	$36,500
Kirmar(2)	164,218	2001	Time Charter	April 2013	$49,000	(net)

Vessel Name	DWT	Year Built	Charter Type	Average Expiration Dates	Charter Rates
Kamsarmax
Iron Bradyn	82,769	2005	Time Charter	December 2010	$22,000
Coal Gypsy	82,221	2006	Time Charter	December 2010	$22,000
Coal Hunter	82,298	2006	Time Charter	December 2010	$22,000
Iron Brooke	82,594	2007	Time Charter	December 2010	$21,000
Iron Lindrew	82,598	2007	Time Charter	December 2010	$21,000
Iron Manolis	82,269	2007	Time Charter	December 2010	$22,000
Pascha	82,574	2006	Time Charter	December 2010	$21,000
Santa Barbara	82,266	2006	Time Charter	December 2010	$22,000
Iron Fuzeyya	82,209	2006	Time Charter	December 2010	$22,000
Ore Hansa	82,209	2006	Time Charter	December 2010	$22,000
Iron Kalypso	82,224	2006	Time Charter	December 2010	$22,000
Iron Anne	82,220	2006	Time Charter	December 2010	$22,000
Iron Bill	82,187	2006	Time Charter	December 2010	$22,000
Iron Vassilis	82,257	2006	Time Charter	December 2010	$22,000
Panamax
Grain Express	76,466	2004	Time Charter	December 2010	$22,000
Iron Knight	76,429	2004	Time Charter	December 2010	$22,000
Grain Harvester	76,417	2004	Time Charter	December 2010	$21,404
Isminaki	74,577	1998	Spot
Angela Star	73,798	1998	Spot
Elinakos	73,751	1997	Spot
Coal Glory(3)	73,670	1995	Time Charter	December 2009	Based on BPI AV4 TC(4)
Rodon	73,656	1993	Spot
Fearless I(3)	73,427	1997	Spot
Barbara(3)	73,307	1997	Time Charter	July 2010	$23,000
Linda Leah(3)	73,317	1997	Spot
King Coal(3)	72,873	1997	Time Charter	July 2011	$56,000
Coal Age(3)	72,824	1997	Spot
Iron Man(3)	72,861	1997	Time Charter	May 2010	$18,500
Coal Pride	72,493	1999	Spot
Happy Day	71,694	1997	Spot
Birthday	71,504	1993	Time Charter	July 2010	$16,500
Renuar	70,155	1993	Spot
Powerful	70,083	1994	Time Charter	January 2010	$20,500
Fortezza	69,634	1993	Spot
First Endeavour	69,111	1994	Spot
Supramax
July M	55,567	2005	Spot
Mairouli	53,206	2005	Time Charter	December 2009	$11,000
Handymax
Emerald	45,588	1998	Spot
Marybelle	42,552	1987	Spot
Attractive	41,524	1985	Spot
Lady	41,090	1985	Spot
Princess I	38,858	1994	Spot

TOTAL DWT	3,860,130

(1)	A second charter on the vessel has been fixed commencing upon completion of her current charter and through February 2016 at a daily rate of $25,000 with 50% profit sharing based on the monthly AV4 BCI charter rate, which is the Baltic Capesize Index Average of four specific time charter routes as published daily by the Baltic Exchange in London.
(2)	As part of a profit sharing agreement, the Company is entitled to receive all daily hire proceeds in excess of $59,000 net.
(3)	Indicates a vessel sold by Quintana to a third party in July 2007 and subsequently leased back to Quintana under a bareboat charter at a charter-in rate of $12,250 per day for one of the vessels and $12,950 per day for the other six vessels up to July 2014 and $12,000 thereafter until the charter expiration date, which is in July 2015.
(4)	The BPI AV4 Time Charter Rate is the Baltic Panamax Index Average of four specific time charter routes as published daily by the Baltic Exchange in London.

In addition to the above fleet, upon our acquisition of Quintana on April 15, 2008, we assumed the following newbuilding contracts for seven Capesize vessels:

Vessel Name	DWT	Estimated Delivery	Ownership
Christine(A)	180,000	March 2010	42.8%
Hope	181,000	November 2010	50.0%
Lillie(A)	181,000	December 2010	50.0%
Fritz(A)(B)	180,000	May 2010	50.0%
Benthe(B)	180,000	June 2010	50.0%
Gayle Frances(B)	180,000	July 2010	50.0%
Iron Lena(A)(B)	180,000	August 2010	50.0%

TOTAL	1,262,000

(A)	We have entered into the following time charters which commence when the respective vessel is delivered to us and expire as follows:

Vessel Name	Daily Rate	Charter expiration
Christine	$25,000	March 2016
Lillie	$28,000	June 2016
Fritz	$28,000	July 2015
Iron Lena	$28,000	February 2016

All charters have a 50% profit sharing over the base rate based on the BCI AV4 Time Charter Rate, as defined above. In addition, the chartering arrangements for the vessels Fritz and Iron Lena provide us with a right of substitution, which means that we may substitute another vessel to satisfy the terms of the time charter in the event a vessel is delivered late or not at all.

(B)	No refund guarantees have yet been received for the newbuilding contracts owned by these subsidiaries. These vessels may be delayed in delivery or may never be delivered at all.

Corporate Information

We maintain our principal executive offices at Par La Ville Place, 14 Par-La-Ville Road, Hamilton, HM JX, Bermuda. Our telephone number is (011)(30) (210) 620-9520. Our website is www.excelmaritime.com. The information contained in or connected to our website is not part of this prospectus.

The Offering

Issuer	Excel Maritime Carriers Ltd., a company incorporated under the laws of The Republic of Liberia.

Class A Common Stock to Be Offered	6,000,000 shares (6,900,000 shares if the underwriters’ over-allotment option is exercised in full)

Class A Common Stock to Be Outstanding After This Offering(1)	79,665,159 shares (80,565,159 shares if the underwriters’ over-allotment option is exercised in full)

Class B Common Stock to Be Outstanding After This Offering(2)	145,746 shares

Listing	Our Class A common stock is listed on the NYSE under the symbol “EXM.”

Use of Proceeds	We will receive net proceeds of $45.1 million ($51.9 million if the underwriters’ over-allotment option is exercised in full) from the sale of shares of our Class A common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use fifty percent of the net proceeds from this offering to pay down a portion of the outstanding amount on our senior secured credit agreement of $1.4 billion with Nordea Bank, and the balance to build and maintain the capital expenditure reserve in the committed capital expenditure, or CAPEX, reserve account, as required by such agreement. We are permitted to use funds in the CAPEX reserve account to make capital expenditures in connection with some of our newbuilding contracts or otherwise subject to our lenders’ prior approval.

Risk Factors	You should carefully consider those risks discussed under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement and the discussion of risk factors beginning on page 9 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus.

(1)	This number does not include 5,500,000 shares of our Class A common stock issuable upon exercise of our outstanding warrants at a price of $3.50 per warrant or shares issuable upon conversion of our outstanding convertible notes.
(2)	The holders of shares of our Class B common stock are entitled to 1,000 votes per share.

Recent Developments

Loan Amendment

On July 31, 2009, the Company entered into an agreement with the lending bank of Hope Shipco LLC and Lillie Shipco LLC and amended their loan agreements by extending their repayment to August 21, 2009 and increasing the interest margin to 2.25% from August 1, 2009.

Stock Based Compensation

On July 8, 2009, our Board of Directors approved the Compensation Committee’s proposal to grant 2,000,000 restricted shares of our Class A common stock to the Chairman of our Board of Directors. The shares were issued on July 16, 2009. 666,000 shares vested immediately. 666,000 shares will vest on December 31, 2009, and the remaining 668,000 shares will vest on December 31, 2010, provided in each case that our Chairman continues to serve as a director of the Company until the shares vest.

Fleet Developments

Effective January 26, 2009, we reached an agreement with the charterers of the Kirmar, reducing the daily hire from $105,000 per day gross to $49,000 per day net, while at the same time extending the duration of the charter by 24 months. During the revised charter party period, as part of a profit sharing agreement, we are entitled to receive all daily hire proceeds in excess of $59,000 net. In addition, we received a sum of $15.0 million, serving as security for the performance of the charter party, which will be amortized to income over the charter period.

On April 16, 2009, the vessel Sandra terminated her existing time charter with respect to which we received an amount of approximately $2.0 million as compensation for the early termination and entered into a new charter at a daily rate of $32,000 expiring in September 2010. A second charter on the vessel has been fixed upon completion of her current charter at a rate of $25,000 through February 2016.

On June 8, 2009, the vessel Birthday began a new time charter for a period of 12 to 14 months at a daily rate of $16,500.

On June 10, 2009, the vessel Barbara began a new time charter for a minimum period of 12 months and a maximum period of 14 months, at a daily rate of $23,000.

On June 22, 2009, the vessel Powerful began a new time charter for a period of six to eight months at a daily rate of $20,500.

RISK FACTORS

Set forth below are additional risk factors which should be read together with the risk factors contained in our Registration Statement on Form F-3 (Registration No. 333-144909) filed on July 27, 2007 and our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on May 1, 2009. Before investing in our Class A common stock, you should carefully consider all of these risk factors. If any of these risks were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

Offering Specific Risk Factors

Investors may experience significant dilution as a result of any future offerings.

After the sale of the 6,000,000 shares of our Class A common stock offered pursuant to this prospectus supplement, we will have approximately 79.7 million shares of Class A common stock outstanding, which represents an increase of 8.1% in our issued and outstanding Class A common shares. Purchasers of the shares we sell in this offering, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Company and Industry Specific Risk Factors

The downturn in the dry bulk charter market may have an adverse effect on our earnings, may require us to impair the carrying values of our fleet, affect compliance with our loan covenants, require us to raise additional capital in order to remain compliant with our loan covenants and affect our ability to pay dividends in the future.

The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Handysize, Supramax, Panamax, and Capesize dry bulk carriers, has fallen over 90% from May 2008 through December 2008 and almost 78% during the fourth quarter of 2008 alone, reaching a low of 663, or 94% below the May 2008 high point, in December 2008. The decline in charter rates is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. The decline in charter rates in the dry bulk market also affects the value of our dry bulk vessels, which follow the trends of dry bulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements.

The current downturn in the dry bulk charter market has significantly reduced the charter rates for our vessels trading in the spot market. We have currently received waivers from our lenders in connection with the Nordea credit facility and the Credit Suisse credit facility for any non-compliance with certain loan covenants. If, however, we are not able to remedy such non-compliance by the time the waivers expire or if we default on covenants not covered by the aforementioned waivers, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels from our fleet, or they could accelerate our indebtedness and foreclose on the collateral we posted, which would impair our ability to continue to conduct our business. In addition, if we are not in compliance with these covenants and we are unable to obtain waivers, we will not be able to pay dividends in the future until the covenant defaults are cured or we obtain waivers. This may limit our ability to continue to conduct our operations, pay dividends, finance our future operations, make acquisitions or pursue business opportunities.

In addition, if we are able to sell additional shares at a time when the charter rates in the dry bulk charter market are low, such sales could be at prices below those at which shareholders had purchased their shares, which could, in turn, result in significant dilution of our then existing shareholders and affect our ability to pay dividends in the future and our earnings per share. Even if we are able to raise additional capital in the equity markets, there is no assurance we will remain compliant with our loan covenants in the future.

In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

The failure of our charterers to meet their obligations under our time charter agreements, including due to low or decreasing spot charter rates that may provide an incentive for some charterers to default on their time charters, could cause us to suffer losses or otherwise adversely affect our business.

The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk shipping industry and the overall financial condition of the counterparties. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities such as iron ore, coal, grain, and other minor bulks. In addition, in depressed market conditions, there have been reports of charterers, including some of our charter counterparties, renegotiating their charters or defaulting on their obligations under charters, and our customers may fail to pay charter hire or attempt to renegotiate charter rates. For example, we reached an agreement with the charterer of two of our vessels to modify the charter for one of our vessels, resulting in an extension of the charter period, a decrease in the daily charter rate and the right for us to participate in profit sharing above a certain amount of daily hire proceeds. The time charters on which we deploy many of the vessels in our fleet provide for charter rates that are significantly above current market rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters would be at lower rates given currently decreased dry bulk carrier charter rate levels. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and compliance with covenants in our credit facilities.

Many of our vessels currently are or will soon be exposed to the volatilities of the dry bulk charter markets.

Dry bulk charter markets have recently been improving, but are still far below their levels in spring of 2008 and prior years and, in any event, the dry bulk charter markets may decline again and even return to the lows experienced in late 2008. We have 18 vessels in the spot market and, in addition, five of our current time charters will expire between December 2009 and May 2010. Re-chartering all these vessels will be subject to the volatilities of those markets. If we are required to charter these vessels at a time when demand and charter rates are very low, we may not be able to secure employment for our vessels at all or at reduced and potentially unprofitable rates. As a result, our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and compliance with covenants in our credit facilities may be affected.

Our board of directors has recently determined to suspend the payment of cash dividends as a result of market conditions in the shipping industry, and until such market conditions significantly improve, it is unlikely that we will reinstate the payment of dividends and, if reinstated, it is likely that any dividend payments would be at reduced levels.

We previously paid regular cash dividends on a quarterly basis. Our board of directors has recently determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry and in particular the sharp decline in charter rates and vessel values in the dry bulk sector. Until such market conditions significantly improve, it is unlikely that we will reinstate the payment of dividends and if reinstated, it is likely that any dividend payments would be at reduced levels. In addition, currently, our amended credit facilities require that we obtain prior written consent of the lenders before paying any dividends during the period covered by the waiver, and, as a result, we may need to seek the consent of lenders to make future dividend payments, if any.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our past, current and proposed method of operation, we do not believe that we have been, are or will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. We believe there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, we note that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholders’ holding period of our common shares. See “Taxation” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

PER SHARE MARKET PRICE INFORMATION

Our Class A common stock has traded on the NYSE under the symbol “EXM” since September 15, 2005. Prior to that date, our Class A common stock traded on AMEX under the same symbol. The table below sets forth the high and low closing prices for each of the calendar months indicated for Excel Class A common shares.

The high and low closing prices for the Class A common shares, by year, from 2004 to 2008 were as follows:

For The Year Ended	NYSE Low (US$)	NYSE High (US$)
December 31, 2004	4.03	59.25
December 31, 2005	11.30	28.47
December 31, 2006	7.66	14.61
December 31, 2007	14.71	81.38
December 31, 2008	3.61	57.72

The high and low closing prices for the Class A common shares, by quarter, in 2007 and 2008 and for the first two quarters of 2009 were as follows:

For The Quarter Ended	NYSE Low (US$)	NYSE High (US$)
March 31, 2007	14.71	20.17
June 30, 2007	17.36	27.01
September 30, 2007	25.86	58.21
December 31, 2007	37.68	81.38
March 31, 2008	24.76	39.86
June 30, 2008	28.05	57.72
September 30, 2008	13.40	41.70
December 31, 2008	3.61	14.75
March 31, 2009	3.17	9.03
June 30, 2009	4.74	11.23

The high and low closing prices for the Class A common shares, by month, over the six months ended August 5, 2009 were as follows:

For The Month	NYSE Low (US$)	NYSE High (US$)
February 2009	3.53	8.74
March 2009	3.17	5.31
April 2009	4.74	7.54
May 2009	8.00	10.70
June 2009	6.47	11.23
July 2009	5.97	9.38
August 1, 2009 to August 5, 2009	8.73	9.90

On December 31, 2008, the closing price of shares of our Class A common stock as quoted on the NYSE was $7.04. At that date, there were 46,080,272 Class A and 145,746 Class B shares of common stock issued and outstanding. On March 31, 2009, we issued 25,714,286 of our Class A common stock to two entities affiliated with the family of the Chairman of our Board of Directors, and we received $45.0 million which was applied against the balloon payment of our $1.4 billion credit facility due 2016. As of July 31, 2009, there were 73,665,159 Class A and 145,746 Class B shares of common stock issued and outstanding.

USE OF PROCEEDS

We will receive net proceeds of $45.1 million ($51.9 million if the underwriters’ over-allotment option is exercised in full) from the sale of shares of our Class A common stock in this offering, based on the public offering price of $8.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use fifty percent of the net proceeds from this offering to pay down a portion of the outstanding amount on our $1.4 billion credit facility, and the balance to build and maintain the CAPEX reserve account, as required by such agreement. We are permitted to use funds in the CAPEX reserve account to make capital expenditures in connection with some of our newbuilding contracts or otherwise subject to our lenders’ prior approval.

CAPITALIZATION

The following table sets forth our consolidated capitalization and our cash and cash equivalents and restricted cash at June 30, 2009:

•	on an actual basis;

•	on an adjusted basis to give effect to:

•	the payment on July 1, 2009 of a scheduled loan principal installment of $22.5 million; and

•

the issuance of 2,000,000 shares of our Class A common stock in relation to the restricted stock granted to the Chairman of our Board of Directors as approved by the Board on July 8, 2009, and the cancellation of 1,975 shares of our Class A common stock due to the resignation of one of our employees to whom such shares had previously been granted.

•	on a further adjusted basis to give effect to:

•

our issuance and sale of 6,000,000 shares of our Class A common stock in this offering at the public offering price of $8.00 per share less the underwriters’ discounts and commissions and estimated offering expenses payable by us and application of those proceeds as described under “Use of Proceeds” (assuming no exercise of the over-allotment option by the underwriters).

	As of June 30, 2009
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except share amounts)

Cash and cash equivalents:	$86,511	$86,511	$86,511

Restricted cash(1)	$27,355	$27,355	$49,905

Debt:
Current portion of long-term debt (secured and guaranteed)	$124,319	$101,819	$101,819
Total long-term debt, net of current portion (secured and guaranteed)	1,128,501	1,128,501	1,105,951
1.875% convertible senior notes due 2027 (unsecured)	108,290	108,290	108,290

Total debt(2)	$1,361,110	$1,338,610	$1,316,060

Stockholders’ equity:
Preferred stock, $0.1 par value: 5,000,000 shares authorized, none issued	$—	$—	$—
Common stock $0.01 par value; 100,000,000 Class A shares and 1,000,000 Class B shares authorized; 71,667,134 Class A shares and 145,746 Class B shares, issued and outstanding, actual; 73,665,159 Class A shares and 145,746 Class B shares, issued and outstanding, as adjusted; and 79,665,159 Class A shares and 145,746 Class B shares, issued and outstanding, as further adjusted(3)	718	738	798
Additional paid-in capital	994,354	994,354	1,039,394
Accumulated other comprehensive loss	(74)	(74)	(74)
Retained earnings	290,093	290,093	290,093
Less: Treasury stock (115,529 Class A shares and 588 Class B shares)	(189)	(189)	(189)

Excel Stockholders’ equity	$1,284,902	$1,284,922	$1,330,022
Non-controlling interests	17,703	17,703	17,703

Total stockholders’ equity	$1,302,605	$1,302,625	$1,347,725

Total capitalization	$2,663,715	$2,641,235	$2,663,785

(1)	Restricted cash includes bank deposits that are required under our borrowing arrangements which are used to fund the loan installments coming due. The funds can only be used for the purposes of loan repayment. In addition, restricted cash also includes minimum cash deposits required to be maintained with certain banks under our borrowing arrangements.
(2)	Total debt does not include the fair value of the derivative liabilities, which was $60.1 million as of June 30, 2009.
(3)	Outstanding common stock does not reflect shares of our Class A common stock issuable upon exercise of the warrants to purchase 5,500,000 shares of our Class A common stock at a price of $3.50 per share issued as part of the recent $45.0 million equity infusion from entities affiliated with the family of our Chairman and upon conversion of the convertible notes.

TAXATION

The following discussion summarizes the material U.S. federal income tax and Liberian tax consequences to U.S. Holders and Non-U.S. Holders (both as defined below) of the purchase, ownership and disposition of our Class A common stock. This summary does not purport to deal with all aspects of U.S. federal income taxation or Liberian taxation that may be relevant to an investor’s decision to purchase Class A common stock, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold Class A common stock as part of a straddle, persons who own 10% or more of our outstanding stock, persons deemed to sell the Class A common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Holders (as defined below) whose “functional currency” is other than the U.S. dollar, partnerships or other pass-through entities, or persons who acquire or are deemed to have acquired the Class A common stock in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold the Class A common stock as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders (both as defined below) of our Class A common stock. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to “we” and “us” are to Excel Maritime Carriers Ltd. and its subsidiaries on a consolidated basis.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of Class A common stock that is: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (4) a trust, if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of the trust.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the Class A common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the Class A common stock are encouraged to consult their own tax advisors.

Taxation of Distributions on Class A Common Stock

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” distributions, if any, paid on our Class A common stock generally will be includable in a U.S. Holder’s income as dividend income to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Such distributions will not be eligible for the dividends-received deduction, but may qualify for taxation at preferential rates (for taxable years beginning on or before

December 31, 2010) in the case of a U.S. Holder which is an individual, trust or estate, provided that the Class A common stock is traded on an established securities market in the United States (such as the New York Stock Exchange on which our Class A common stock is currently traded) and such holder meets certain holding period and other requirements, and provided further that we do not constitute a passive foreign investment company, as described below. Legislation has been previously introduced in the U.S. Congress which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment. Dividends paid on our Class A common stock will be income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit limitation purposes.

Sale, Exchange or Other Disposition of Class A Common Stock

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” upon the sale, exchange or other disposition of Class A common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such Class A common stock. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations). A U.S. Holder’s gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for U.S. federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder of our Class A common stock if, for any taxable year in which such holder held our Class A common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute active income from the performance of services rather than passive, rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we were a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a QEF election. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our Class A common stock, as discussed below.

If we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would also be subject to special U.S. federal income tax rules in respect of such U.S. Holder’s indirect interest in any of our subsidiaries that are also treated as passive foreign investment companies. Such a U.S. Holder would be permitted to make a QEF election in respect of any such subsidiary, so long as we timely provided the information necessary to such election, which we currently intend to do in such circumstances, but such a U.S. Holder would not be permitted to make a mark-to-market election in respect of such U.S. Holder’s indirect interest in any such subsidiary. The application of the passive foreign investment company rules is complicated and U.S. Holders are encouraged to consult with their tax advisors regarding the application of such rules in their circumstances.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an Electing Holder, the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the Class A common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Class A common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Class A common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing Internal Revenue Service Form 8621 with his U.S. federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above. A U.S. Holder who is treated as constructively owning shares in any of our subsidiaries which are treated as passive foreign investment companies would be required to make a separate QEF election with respect to each such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our Class A common stock is treated as “marketable stock,” as we believe is the case, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Class A common stock, provided the U.S. Holder completes and files Internal Revenue Service Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Class A common stock at the end of the taxable year over such holder’s adjusted tax basis in the Class A common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Class A common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his Class A common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Class A common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Class A common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election would likely not be available for any of our subsidiaries that are treated as passive foreign investment companies.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Class A common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Class A common stock), and (2) any gain realized on the sale, exchange or other disposition of our Class A common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the Class A common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Class A common stock. If a Non-Electing Holder who is an individual dies while owning our Class A common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

U.S. Federal Income Taxation of Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of Class A common stock that is neither a “U.S. Holder,” as defined above, nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes. In general, payments on the Class A common stock to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange, redemption or conversion of the Class A common stock will not be subject to U.S. federal income or withholding tax, unless:

(1)	such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (or, in the case of an applicable tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States),

(2)	in the case of gain, such Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the sale of the Class A common stock and certain other requirements are met, or

(3)	the certification described below (see “Information Reporting and Backup Withholding”) has not been provided with respect to such Non-U.S. Holder.

Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States. Such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI. In addition, if the Non-U.S. Holder is a corporation, such holder may be subject to a branch profits tax at a 30% rate (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for U.S. federal income tax purposes solely by reason of holding the Class A common stock.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS and to each U.S. Holder and Non-U.S. Holder, each a Holder, and “backup withholding” with respect to certain payments made on or with respect to the Class A common stock. Certain Holders are exempt from backup withholding, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its Taxpayer Identification Number, or TIN, which, for an individual would be his or her Social Security Number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A Non-U.S. Holder which receives payments made on or with respect to the Class A common stock through the U.S. office of a broker, will be not be subject to either IRS reporting requirements or backup withholding if such Non-U.S. Holder provides to the withholding agent either IRS Form W-8BEN or W-8IMY, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person.

The payment of the proceeds on the disposition of the Class A common stock to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the Holder provides the certification described above or otherwise establishes an exemption from such reporting and withholding requirements.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is furnished. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Taxation of the Company’s Operating Income

In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels (e.g., through a contract of affreightment), from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. Shipping income includes income derived both from vessels which are owned by a foreign corporation as well as those vessels that are chartered in by a foreign corporation. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Code Section 883, our gross U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Code Section 883 and the regulations thereunder, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

(1)	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

(2)	either

(A)	more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

(B)	our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

Liberia, the Marshall Islands and Cyprus, the jurisdictions where we and our ship-owning subsidiaries are incorporated, each has been formally recognized by the IRS as a foreign country that grants an “equivalent exemption” to United States corporations. Liberia was so recognized based on a Diplomatic Exchange of Notes entered into with the United States in 1988. It is not clear whether the IRS will still recognize Liberia as an “equivalent exemption” jurisdiction as a result of the New Act, discussed below, which on its face does not grant the requisite equivalent exemption to United States corporations. If the IRS does not so recognize Liberia as an “equivalent exemption” jurisdiction, we and our Liberian subsidiaries will not qualify for exemption under Code section 883 and would not have so qualified for 2002 and subsequent years. Assuming, however, that the New Act does not nullify the effectiveness of the Diplomatic Exchange of Notes, the IRS will continue to recognize Liberia as an equivalent exemption jurisdiction and we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if either the 50% Ownership Test or the Publicly Traded Test is met. As discussed below, because our Class A common shares are publicly traded, it may be difficult for us to establish that we satisfy the 50% Ownership Test.

Treasury regulations issued under Code section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares that are traded during any taxable year on that market exceeds the number of shares traded, during that year on any other established securities market. Our Class A common shares are “primarily traded” on the New York Stock Exchange.

Under the regulations, stock of a foreign corporation is considered to be “regularly traded” on an established securities market if (i) one or more classes of its stock representing 50 percent or more of its outstanding shares, by voting power and value, is listed on the market and is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of its stock traded during the taxable year is at least 10% of the average number of shares of the stock outstanding during the taxable year. Our shares are not “regularly traded” within the meaning of the regulations because of the voting power held by our Class B common shares. As a result, we do not satisfy the Publicly-Traded Test.

Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code section 883 exemption. These requirements are onerous and due to the publicly-traded nature of our stock, we do not believe that we will be able to satisfy them. Since we do not satisfy the Publicly-Traded Test or the 50% Ownership Test, we will not qualify for the section 883 exemption.

Section 887

Since we do not qualify for exemption under section 883 of the Code, our U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as discussed below, is subject to a 4% tax imposed by section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income is treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income will never exceed 2% under the 4% gross basis tax regime. This tax was $0.8 million for the tax year 2008.

Effectively Connected Income

To the extent our U.S. source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

We will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

Liberian Tax Considerations

The Company and certain of its subsidiaries are incorporated in the Republic of Liberia. The Republic of Liberia enacted a new income tax act generally effective as of January 1, 2001, which we refer to as the New Act. In contrast to the income tax law previously in effect since 1977, which we refer to as the Prior Law, which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of non-resident Liberian corporations, such as ourselves and our Liberian subsidiaries, who conduct no business in Liberia and were wholly exempted from tax under Prior Law, and the taxation of ordinary resident Liberian corporations.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping such as ourselves will not be subject to tax under the new act retroactive to January 1, 2001, or the New Regulations. In addition, the Liberian Ministry of Justice issued an opinion that the New Regulations were a valid exercise of the regulatory authority of the Ministry of Finance. Therefore, assuming that the New Regulations are valid, we and our Liberian subsidiaries will be wholly exempt from Liberian income tax as under Prior Law.

If we were subject to Liberian income tax under the New Act, we and our Liberian subsidiaries would be subject to tax at a rate of 35% on our worldwide income. As a result, our net income and cash flow would be materially reduced by the amount of the applicable tax.

If we were subject to Liberian income tax under the New Act, then shareholders of our Class A common stock would be subject to Liberian withholding tax on dividends paid by us at rates ranging from 15% to 20%.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND LIBERIAN INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SHARES OF OUR CLASS A COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF LIBERIAN AND OTHER FOREIGN TAX LAWS.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and UBS Securities LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	1,800,000
Deutsche Bank Securities Inc.	1,800,000
UBS Securities LLC	1,800,000
Dahlman Rose & Company, LLC	300,000
DVB Capital Markets LLC	300,000

Total	6,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.25 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 900,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors and certain stockholders have agreed that, for a period of 75 days from the date of this prospectus supplement, we and they will not, without the prior written consent of all of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and UBS Securities LLC in their discretion may release any of the securities subject to these lock-up agreements. Notwithstanding the foregoing, if (i) during the last 17 days of the 75-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 75-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 75-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares of Class A common stock are listed on the NYSE under the symbol “EXM.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise
Per share	$0.40	$0.40
Total	$2,400,000	$2,760,000

We estimate that the expenses of this offering payable by us will be $500,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Some of the underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and DVB Capital Markets LLC participate as lenders under the Nordea credit facility and accordingly will receive a percentage of the net proceeds from this offering used to repay indebtedness under such credit facility. Because such affiliates may receive more than 10% of the net proceeds of the offering, not including underwriting compensation, this offering is being conducted pursuant to Rule 5110(h) of the Financial Industry Regulatory Authority, or FINRA, which requires compliance with certain provisions of FINRA Rule 2720. Pursuant to Rule 2720, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares have a “bona fide independent market” (as such terms are defined in Rule 2720).

Citigroup Global Markets Inc.’s address is 388 Greenwich Street, New York, New York 10013. Deutsche Bank Securities Inc.’s address is 60 Wall Street, New York, New York 10005. UBS Securities LLC’s address is 299 Park Avenue, New York, New York 10017. DVB Capital Markets LLC’s address is 609 Fifth Avenue, 5th Floor, New York, New York 10017. Dahlman Rose & Company, LLC’s address is 142 West 57th Street, New York, New York 10019.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion)

Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES

The following are estimated expenses of the issuance and distribution of the securities offered under this prospectus supplement, all of which will be paid by us.

SEC Registration Fee	$15,350	*
Blue Sky Fees And Expenses	$2,500
Legal Fees And Expenses	$250,000
NYSE Supplement Listing Fee	$28,800
Accounting Fees And Expenses	$105,000
Transfer Agent Fees	$3,000
Miscellaneous	$95,350

Total	$500,000

*	Previously paid.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to matters of U.S. and Liberian law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Excel Maritime Carriers Ltd. included in Excel Maritime Carriers Ltd.’s Report of Foreign Private Issuer on Form 6-K dated June 1, 2009 and the effectiveness of Excel Maritime Carriers Ltd.’s internal control over financial reporting as of December 31, 2008, included in Excel Maritime Carriers Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2008, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 and the period from January 13, 2005 (inception) through December 31, 2005 of Quintana Maritime Limited, incorporated in this Prospectus by reference from Excel Maritime Carriers Ltd.’s Report on Form 6-K dated June 6, 2008, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by Commission rules and regulations. For further information with respect to the Company and the shares of our Class A common stock offered hereby, reference is made to the registration statement. In addition, we are subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 and file such reports and other information with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also learn about our Company by visiting our website at http://www.excelmaritime.com. The information on our website is not a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission and any future reports submitted on Form 6-K that indicate they are incorporated by reference into this prospectus supplement prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on May 1, 2009; and

•

our Reports on Form 6-K submitted to the Commission on June 6, 2008 (only with respect to Exhibit 1 and Exhibit 3 contained therein), June 6, 2008 (financial statements of Quintana for the first quarter of 2008), June 1, 2009 (retrospective information to show the effect of changes in accounting principles to the financials appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 filed on May 1, 2009 and unaudited pro forma financial information for the year ended December 31, 2008) and August 5, 2009 (unaudited interim consolidated financial statements for the six months ended June 30, 2009).

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

17th km National Road Athens

Lamia & Finikos Street,

145-64 Nea Kifisia

Athens, Greece

(011)(30) (210) 620-9520

$500,000,000

Excel Maritime Carriers Ltd.

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “EXM”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 27, 2007

In this prospectus, “we”, “us”, “our” and the “Company” all refer to Excel Maritime Carriers Ltd. and its consolidated subsidiaries.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into the prospectus.

Our Company

We are a shipping company specializing in the world-wide seaborne transportation of dry bulk cargoes. Our Class A common stock trades on the New York Stock Exchange (NYSE) under the symbol “EXM”.

We currently own and operate a fleet of 16 dry bulk carriers, consisting of ten Panamax and six Handymax vessels, representing a carrying capacity of approximately 965,233 dwt. The average age of our vessels is 14.3 years. Our vessels carry iron ore, coal and grains, collectively referred to as “major bulks”, and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as “minor bulks”.

Our fleet is managed by Maryville Maritime Inc., or Maryville, one of our wholly-owned subsidiaries.

Our Fleet

The following is a list of the vessels in our fleet, all of which are dry bulk carriers:

Vessel Name	DWT	Year Built	Type
Isminaki	74,577	1998	Panamax
Angela Star	73,798	1998	Panamax
Elinakos	73,751	1997	Panamax
Rodon	73,670	1993	Panamax
Happy Day	71,694	1997	Panamax
Birthday	71,504	1993	Panamax
Renuar	70,128	1993	Panamax
Powerful	70,083	1994	Panamax
Fortezza	69,634	1993	Panamax
First Endeavour	69,111	1994	Panamax
Emerald	45,572	1998	Handymax
Marybelle	42,552	1987	Handymax
Attractive	41,524	1985	Handymax
Lady	41,090	1985	Handymax
Princess I	38,858	1994	Handymax
Swift	37,687	1984	Handymax

TOTAL	965,233 DWT

On July 16, 2007, we entered into two agreements to acquire two Supramax bulk carriers, built in 2005 and of a total capacity of 108,773 dwt, for $63.0 million per vessel. The vessels are expected to be delivered to the Company within the fourth quarter of 2007. Upon delivery of the vessels, we will have a fleet with an average age of 12.9 years and a total capacity of 1,074,006 dwt.

Our Business Strategy

Our business strategy includes:

•

Timely acquisitions of older second hand vessels. We historically have acquired and operated older second hand vessels. We believe this strategy has enabled us to generate higher net revenues than those available from purchasing and operating younger second hand vessels or newbuildings. Our ability to effectively operate our second hand fleet is enhanced by our technical management skills and preventive maintenance programs and our efficient cost structure.

•

Capitalizing on our established reputation. We believe that we have established a reputation in the international shipping community for maintaining high standards of performance, reliability and safety. Since the appointment of new management in 1998, the Company has not suffered the total loss of a vessel at sea or otherwise. In addition, our wholly-owned management subsidiary, Maryville, carries the distinction of being one of the first Greece-based ship management companies to have been certified ISO 14001 compliant by Bureau Veritas.

•

Fleet expansion and reduction in average age. We intend to grow and, over time, reduce the average age of our fleet through timely and selective acquisitions of well-maintained second hand dry bulk carriers. Our acquisition candidates generally are chosen based on economic and technical criteria. We also expect to explore opportunities to sell some of our older vessels.

•

Balanced Fleet Deployment Strategy. Our fleet deployment strategy seeks to maximize charter revenue throughout industry cycles while maintaining cash flow stability. We intend to achieve this through a balanced portfolio of spot and period time charters. To that end, we aim to employ our recent acquisitions in the period time charter market, while the remainder of our fleet is deployed in the spot charter markets.

Currently, our most significant charterers, and the percentage of our gross revenues we derived from them in the year ended December 31, 2006 include:

Charterer	% of Gross Revenues in 2006
Daeyang Shipping Co., Ltd.	15%
Fratelli D’Amato SpA	9%
Perseveranza Di Navigazione Spa	8%
Oldendorff Carriers GMBH and Co KG	7%
Rizzo Bottiglieri De Carlini Armatori Spa	6%

Total	45%

Competitive Strengths

We believe that we possess a number of competitive strengths in our industry:

•

Experienced Management Team. Our management team has significant experience in operating dry bulk carriers and expertise in all aspects of commercial, technical, operational and financial areas of our business, promoting a focused marketing effort, tight quality and cost controls, and effective operations and safety monitoring.

•

Strong Customer Relationships. We have strong relationships with our customers and charterers that we believe are the result of the quality of our fleet and our reputation for dependability. Through Maryville Maritime Inc., our management subsidiary, we have many long-established customer relationships, and our management believes it is well regarded within the international shipping community. During the past 16 years, vessels managed by Maryville, have been repeatedly chartered by subsidiaries of major dry bulk operators. In 2006, we derived approximately 45% of our gross revenues from five charterers.

•

Cost Efficient Operations. We historically operated our fleet at competitive costs by carefully selecting second hand vessels, competitively commissioning and actively supervising cost efficient shipyards to perform repair, reconditioning and systems upgrading work, together with a proactive preventive maintenance program both ashore and at sea, and employing professional, well trained masters, officers and crews. We believe that this combination has allowed us to minimize off-hire periods, effectively manage insurance costs and control overall operating expenses.

Corporate Structure

Excel Maritime Carriers Ltd. is a holding company, incorporated under the laws of The Republic of Liberia on November 2, 1988. We hold our vessel-owning subsidiaries through Point Holdings Ltd., a wholly-owned subsidiary incorporated in Liberia. We own each of our vessels through separate wholly-owned subsidiaries. In addition, we own approximately 18.9% of the outstanding common stock of Oceanaut Inc., a corporation in the development stage, organized under the laws of the Republic of the Marshall Islands.

We maintain our principal executive offices at 17th km National Road Athens, Lamia & Finikos Street, 145-64 Nea Kifisia, Athens, Greece. Our telephone number at that address is (011)(30) (210) 620-9520. Our website is www.excelmaritime.com. As of September 15, 2005, our Class A common shares have been listed on the NYSE under the symbol “EXM”. Previously, our shares were listed on the American Stock Exchange under the symbol “EXM”.

The Securities We May Offer

We may use this prospectus to offer up to $500,000,000 of:

•	common shares;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we may offer and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying shares of our common stock. These risk factors are incorporated by reference into this registration statement from the Company’s Annual Report on Form 20-F filed on June 26, 2007. Please see “Incorporation of Certain Documents by Reference”. In addition, you should also consider carefully the risks set forth below and any additional risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the shares of common stock offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Servicing our debt limits funds available for other purposes, and if we cannot service our debt, we may lose our vessels.

We must dedicate a large part of our cash flow from operations to paying principal and interest on our indebtedness. These payments limit the funds that are available to us for working capital, capital expenditures and other purposes and if we cannot service our debt, we may lose our vessels.

Our loan agreements contain restrictive covenants, which may limit our liquidity and corporate activities and prevent proper service of debt, which could result in the loss of our vessels.

Our loan agreements impose significant operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends and make capital expenditures;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that we believe are in our best interest.

If we issue convertible debt securities, we may enter into a share lending agreement, which may be adversely affect the market price of our Class A common stock.

In connection with the issuance of convertible debt securities, we may enter into a share lending agreement with an affiliate of the underwriter, or the Borrower, pursuant to which we would lend to the Borrower a certain number of our Class A common stock. We expect that this stock would be used by the underwriter to facilitate the establishment of hedged positions by investors in our convertible debt securities through purchases of Class A common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. While the issuance upon conversion of the convertible debt securities would require a reduction of an equal number in the outstanding borrowed shares under the share lending agreement, the effect of the increase in the number of outstanding shares of our Class A common stock issued or issuable pursuant to the share lending agreement or upon conversion of the debt securities could have a negative effect on the market price of our Class A common stock. The market price of our Class A common stock also could be negatively affected by other short sales of our Class A common stock by the purchasers of the convertible debt securities to hedge investments in the convertible debt securities.

Class B shareholders can exert considerable control over us, which may limit future shareholders’ ability to influence our actions.

Our Class B common shares have 1,000 votes per share and our Class A common shares have one vote per share. Class B shareholders, including certain executive officers and directors, together own 100% of our issued and outstanding Class B common shares, representing approximately 87% of the voting power of our outstanding capital stock.

Because of the dual class structure of our common capital stock, the holders of Class B common shares have the ability to control and will be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of our outstanding common shares. Even though we are not aware of any agreement, arrangement or understanding by the holders of our Class B common shares relating to the voting of their shares of common stock, the holders of our Class B common shares have the power to exert considerable influence over our actions.

Argon S.A. owns approximately 25.3% of our outstanding Class A common shares and none of our outstanding Class B common shares, representing approximately 3.2% of the voting power of our outstanding capital stock. Argon S.A. is holding the shares pursuant to a trust in favor of Starling Trading Co., a corporation, whose sole shareholder is Ms. Ismini Panayotides, the adult daughter of our Chairman, Mr. Panayotides. Ms. Panayotides has no power of voting or disposition of these shares, and she has disclaimed beneficial ownership of these shares.

Boston Industries S.A. owns approximately 0.6% of our outstanding Class A common shares and approximately 41.14% of our Class B common shares, together representing approximately 35.9% of the total voting power of our outstanding capital stock. Based on publicly available information, Boston Industries S.A. is controlled by Mrs. Mary Panayotides, the wife of our Chairman. Our Chairman disclaims beneficial ownership of these shares.

Furthermore, our Chairman, Mr. Panayotides owns approximately 15.06% of our outstanding Class B common shares, representing approximately 13.1% of the total voting power of our capital stock.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years(1).

	For the years ended December 31,
	2006	2005	2004	2003	2002
Earnings
Pre-Tax Income	$31,529	$68,070	$32,050	$8,645	$1,089
Add: Fixed charges	15,802	10,064	281	435	695
Add: Distributed Income of equity investee (2)	—	—	—	—	—
Total Earnings	47,331	78,134	32,331	9,080	1,784

Fixed Charges
Interest expensed	15,315	9,538	243	395	449
Amortization and write-off of capitalized expenses relating to indebtedness	487	526	39	39	245
Total Fixed Charges	$15,802	$10,064	$282	$434	$694

Ratio of Earnings to Fixed Charges	3.0x	7.8x	114.6x	20.9x	2.6x

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	Investment accounted for using the equity method of accounting.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interests plus fixed charges and distributed income of equity investee. Fixed charges consist of interest expensed and amortization and write-off of capitalized expenses relating to indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2007, on an actual basis and as adjusted to give effect to (1) the loan repayment of $4.1 million of the vessel Goldmar, which was sold on May 10, 2007, and scheduled loan repayments of $7.3 million, (2) the collection of an amount of $2.0 million upon issuance of 298,403 shares regarding the Management Termination Agreement with Excel Management and (3) the declaration of a quarterly dividend of $0.20 per share for the first quarter of 2007 payable on June 15, 2007 to shareholders of record on June 1, 2007.

There have been no significant changes to our capitalization since March 31, 2007, as so adjusted.

	As of March 31, 2007
	Actual	As Adjusted
	(unaudited)
	(Dollars in thousands, except share amounts)
Debt:
Current portion of long-term debt	$34,698	$26,017
Total long-term debt, net of current portion	176,615	173,902
Total Debt	211,313	199,919

Stockholders’ equity:
Preferred stock, $0.1 par value: 5,000,000 shares authorized, none issued	$—	$—
Common stock 0.01 par value; 49,000,000 Class A shares and 1,000,000 Class B shares authorized; 19,595,153 Class A shares and 135,326 Class B shares issued and outstanding, actual and 19,893,556 Class A shares and 135,326 Class B shares, issued and outstanding, as adjusted	197	200
Additional paid-in capital	182,668	189,518
Shares to be issued	6,853	—
Accumulated Other Comprehensive Loss	(79)	(79)
Due from a Related Party	(2,024)	—
Retained Earnings	145,257	141,311
Less: Treasury Stock (78,650 Class A shares and 588 Class B shares)	(189)	(189)
Total Stockholders’ equity	332,683	330,761

Total capitalization	$543,996	$530,680

SHARE LENDING AGREEMENT

In the event we issue convertible debt securities, in order to make the purchase of convertible debt securities more attractive to prospective investors, we may enter into a share lending agreement with the Borrower, under which we will agree to lend to the Borrower a certain number of our Class A common stock for a period expected to end no later than the date at which after the entire principal amount of the convertible debt securities ceases to be outstanding as the result of conversion, repurchase or redemption. We will refer to this period as the loan availability period. We expect to receive a loan fee of $0.001 per share for each share of Class A common stock that we lend to the Borrower.

Under the share lending agreement, the Borrower will be permitted to use the borrowed shares only for the purpose of directly or indirectly facilitating the sale of the convertible debt securities and the hedging of the convertible debt securities by holders or for such other purposes as reasonably determined by us. Share loans under the share lending agreement will terminate and the borrowed shares will have to be returned to us, upon the termination of the loan availability period, as well as under the following circumstances:

•	Borrower will be able to terminate all or any portion of a loan at any time.

•

We will be able to terminate any or all of the outstanding loans upon a default by the Borrower under the share lending agreement, including a breach by the Borrower of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of the Borrower.

•	If we enter into a merger or similar business combination transaction with an unaffiliated third party, all outstanding loans will terminate immediately prior to the consummation of that transaction.

In addition, we expect that the share lending agreement will provide that, to the extent that shares of Class A common stock will be issued upon the conversion of the convertible debt securities, an equal number of shares of Class A common stock simultaneously must be returned to us. Except in certain limited circumstances, any borrowed shares returned to us cannot and will not be able to be reborrowed.

Any shares that we loan to the Borrower will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of Class A common stock. However, under the share lending agreement, we expect that the Borrower will agree:

•	To pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	To pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

Under the share lending agreement, we expect that the Borrower will agree that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from the Borrower (and any subsequent transferees of such purchases) will be entitled to the same voting rights with respect to those shares as any other holder of our Class A common stock.

We expect that the Borrower that will intend to use these shares to facilitate the establishment by the convertible debt securities investors of hedged positions in the convertible debt securities through purchases of Class A common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. The Borrower and its affiliates could engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by the Borrower and such affiliates. Further, the Borrower and its affiliates could from time to time purchase our shares in the market and use such shares to facilitate other similar transactions.

We believe that the existence of a share lending agreement and the short positions established in connection with the sale of the convertibles debt securities could have the effect of causing the market price of our Class A common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. We would only enter into a share lending agreement if our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the convertible debt securities on terms more favorable to us than we could have otherwise obtained.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participates with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Liberian corporation, and our executive offices and administrative activities and assets, as well as those of certain of the experts named in this prospectus, are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our legal counsel, Seward & Kissel LLP, that there is uncertainty as to whether the courts of Liberia would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Liberian courts against us or such persons predicated upon the federal securities laws of the United States.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our articles of incorporation, our authorized capital stock consists of 50,000,000 common shares, par value $0.01 per share, of which as of June 18, 2007 20,028,882 are issued and outstanding in the aggregate in two separate classes, Class A and Class B, consisting of 19,893,556 and 135,326 outstanding shares, respectively, and 5,000,000 preferred shares, par value $0.1 per share, of which none are issued and outstanding. All of our shares are in registered form. The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Amended and Restated Articles of Incorporation and By-Laws, copies of which we have filed as exhibits to periodic filings made by us with the Commission, the certificate of designations which we will file with the Commission at the time of any offering of our preferred stock, and information contained our filings with the Commission to the extent these filings are incorporated by reference herein as set forth in “Where You Can Find Additional Information—Information Incorporated By Reference”.

The Company has granted an option to purchase Class A common stock, as described in “Description of Capital Stock—Share History.” The Company has not granted any other options or warrants, but may do so in the future.

Share History

In October 1997, certain of our shareholders purchased approximately 65% of the common shares of B+H Maritime Carriers Ltd., a Liberian Corporation formed in November 1988 that had disposed of its assets and ceased operations. The Company changed its name to Excel Maritime Carriers Ltd. on April 28, 1998. The Company effected a 1–for–20 reverse stock split on May 8, 1998, resulting in 221,806 common shares outstanding. Thereafter, the Company’s common shares were approved for listing and commenced trading on the American Stock Exchange under the symbol “EXM”. On May 22, 1998, the Company issued 6,350,000 common shares resulting in 6,571,806 common shares outstanding.

On August 31, 1999, the shareholders of the Company approved amendments to the Company’s Articles of Incorporation increasing the aggregate number of shares which the Company may issue to an aggregate of 55,000,000 shares as follows: 5,000,000 shares of Preferred Stock (par value $0.1 per share), 49,000,000 Class A common shares (par value $0.01 per share), and 1,000,000 Class B common shares (par value $0.01 per share).

During September and October 1999, the Company issued a total of 4,924,347 Class A common shares as consideration for the acquisition of the shares of four holding companies that each owned one vessel. On December 27, 1999, the Company issued to its existing shareholders a share dividend of one Class B common share for every 100 Class A common shares held by the existing shareholders. Class B common shares entitle the shareholder to 1,000 votes per share and do not have an active trading market. The Class B common shares are not listed on any exchange or quotation system.

On March 21, 2002, the Company paid a one time cash dividend of $2.15 per share. During that year, the Company sold 51,028 of its treasury shares. During 2003, the Company acquired 1,300 of its Class A common shares and 14 of its Class B common shares for an average price of $1.15.

On October 4, 2004 the Company granted Mr. Christopher Georgakis, our Chief Executive Officer, President and a Director, the option to purchase 100,000 shares of Class A common stock. The option may be exercised by Mr. Georgakis after he has been employed with the Company for three full years. The exercise price for the shares of Class A common stock under this option ($31.79 per share) is the closing price of the Class A common stock on October 4, 2004 ($37.40 per share), less a discount of 15%.

On December 13, 2004, the Company issued 2,200,000 shares of Class A common stock at $25.00 per share, and on March 21, 2005, the Company issued 5,899,000 shares of its Class A common stock at $21.00 per share in transactions registered pursuant to the Securities Act of 1933, as amended.

On March 2, 2005, the Company agreed to issue 205,442 shares of its Class A common stock to Excel Management and to issue to Excel Management additional shares at any time before January 1, 2009 if the Company issues additional shares of Class A common stock to any other party for any reason, such that the number of additional Class A common stock to be issued to Excel Management together with the 205,442 shares of Class A common stock to be issued to Excel Management, in the aggregate, equal 1.5% of the Company’s total outstanding Class A common stock after taking into account the third party issuance and the shares to be issued to Excel Management under the anti-dilution provisions of the termination agreement, in exchange for terminating the management agreement mentioned above and in exchange for a one-time cash payment of $2,023,846. On March 2, 2007 Excel Management informed the Company of its intention to consummate the transaction regarding the Management Termination agreement mentioned above. On June 19, 2007 the Company received payment in an amount of approximately $2.0 million upon issuance of the initial 205,442 shares and the 92,961 anti-dilution shares required to be issued as a result of the March 21, 2005 share issuance to other third parties, total 298,403 shares.

On February 9, 2006, the Company granted Mr. Gabriel Panayotides, our Chairman of the Board, 20,380 Class A or Class B shares at his option. On July 28, 2006, upon exercise of his option, the Company issued 20,380 shares of its Class B common stock to Mr. Panayotides.

As of September 15, 2005, our Class A common shares have been listed on the NYSE under the symbol “EXM.”

On May 22, 2007, the Company declared a quarterly cash dividend of $0.20 per share for the first quarter 2007 payable on June 15, 2007 to shareholders of record on June 1, 2007.

The Company has not granted any options or warrants to acquire any of its capital stock other than those described above, but may do so in the future.

Common Shares

We have both Class A common shares and Class B common shares. As of the date of this prospectus, we have 20,028,882 common shares outstanding in the aggregate, in two separate classes, Class A (19,893,556 shares) and Class B (135,326 shares). The holders of the Class A shares are entitled to one vote per share on each matter requiring the approval of the holders of common shares of the Company, whether pursuant to our Articles of Incorporation, our Bylaws, the Liberian Business Corporation Act or otherwise. The holders of Class B shares are entitled to one thousand votes per Class B share. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “EXM”.

DESCRIPTION OF PREFERRED SHARES

The board of directors has the authority to issue 5,000,000 preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series, without any further vote or action by the shareholders. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares. The material terms of any series of preferred shares that we offer though a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings”. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”

registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

THE INFORMATION IN THIS SECTION CONCERNING DTC AND DTC’S BOOK-ENTRY SYSTEM HAS BEEN OBTAINED FROM SOURCES THAT WE BELIEVE TO BE RELIABLE, BUT WE TAKE NO RESPONSIBILITY FOR ITS ACCURACY.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$15,350
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
NYSE Supplemental Listing Fee	$	*
Rating agency fees	$	*
Accounting fees and expenses	$	*
Indenture Trustee fees and expenses	$	*
Transfer Agent fees	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Liberian law.

EXPERTS

The consolidated financial statements of Excel Maritime Carriers Ltd. appearing in Excel Maritime Carriers Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the document listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•

Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on June 26, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

17th km National Road Athens

Lamia & Finikos Street,

145-64 Nea Kifisia

Athens, Greece

(011)(30) (210) 620-9520

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

6,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

August 6, 2009

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